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                                                                   EXHIBIT 99.1




[HEINZ logo]

FOR RELEASE UPON RECEIPT

                HEINZ EXECUTIVES CERTIFY ITS FINANCIAL STATEMENTS


PITTSBURGH, PA, AUGUST 14, 2002 - H. J. Heinz Company (NYSE:HNZ) has submitted its certification of financial statements today to the U.S. Securities and Exchange Commission (SEC). Heinz Chairman, President and Chief Executive Officer William R. Johnson and Executive Vice President and Chief Financial Officer Art Winkleblack by certification letter today affirmed Heinz's annual report on Form 10-K for Fiscal 2002, which ended May 1, 2002, and proxy statement, which was filed on August 2, 2002. This action is in response to the SEC order requiring CEOs and CFOs of large publicly traded companies to certify that their financial reports contain neither material misstatements nor material omissions.

         "Heinz is pleased to be filing these certification letters ahead of its September SEC deadline as a company with a non-calendar fiscal year. We indeed are proud that Heinz operates with a high level of integrity and will continue to do so in the future," Mr. Johnson noted.

         The certifications have been posted on the company's web site (www.heinz.com). The 2002 financial reports filed with the SEC also are available on the site under the investor relations button.

                                       ##

ABOUT HEINZ -- H. J. Heinz Company is one of the world's leading processors and marketers of high-quality ketchup, condiments, sauces, meals, soups, snacks and infant foods through all retail and foodservice channels. A host of favorite brands, such as Heinz(R) ketchup, Ore-Ida(R) french fries, Boston Market(R) and Smart Ones(R) meals and Plasmon(R) baby food are the growth drivers in Heinz's two strategic global segments: Meal Enhancers and Meals & Snacks. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by the Heinz(R) brand, a global consumer icon with $2.5 billion in annual sales. Fourteen additional brands, each with more than $100 million in annual sales, generate a further $2.6 billion. Information on Heinz is available at www.heinz.com.

/CONTACT: MEDIA: Ted Smyth, SVP-Corp. & Govt. Affairs, 412-456-5780; Debbie Foster, Director-Corp. Comm., 412-456-5778; or Jack Kennedy, GM-Strategic Comm., 412-456-5923; INVESTORS: Jack Runkel, VP-Investor Relations, 412-456-6034, all of Heinz/